PROSPECTUS

HOST AMERICA CORPORATION

450,412 Shares of Common Stock
($.001 Par Value)

________________________________

       This prospectus relates to the offer and sale from time to time of up to 450,412 shares of common stock issuable upon the exercise of outstanding warrants held by the selling shareholders.  The warrants were originally issued in connection with two private placements of our securities.  We issued 32,692 warrants to purchase 32,692 shares of our common stock in a private placement in June 2001.  The warrants are exercisable until July 21, 2005 and have an exercise price of $5.50 per share.  Additionally, we issued 417,720 warrants to purchase 417,720 shares of our common stock pursuant to a private placement in February 2003.  The warrants are exercisable from December 31, 2003 to January 31, 2008 at an exercise price of $2.00.

       The prices at which selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any of the proceeds from the sale of the shares.  However, we will receive up to approximately $1,015,246 from the exercise price of the warrants if, and when, exercised.  We will use the proceeds for general working capital purposes.  We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

       Our common stock is listed on the Nasdaq Small Cap Market under the symbol “CAFE.”  On October 16, 2003, the closing price for our common stock was $7.50.

       Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 7 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

________________________________

The date of this prospectus is November 6, 2003

Table Of Contents

Preliminary Notes. 3

Statement Regarding Forward Looking Information. 3

Our Business. 4

Risk Factors. 8

Use of Proceeds. 13

Selling Shareholders. 13

Plan Of Distribution. 15

Experts. 16

Legal Opinions. 16

Where You Can Find More Information. 16

Incorporation of Certain Documents by Reference. 17

Preliminary Notes

       The terms “Host America,” “we,” “our” and “us” refer to Host America Corporation and our wholly-owned subsidiaries, Lindley Food Service Corporation and SelectForce, Inc. unless the context suggests otherwise.  The term “you” refers to a prospective investor.

       You should rely on the information contained or incorporated by reference in this prospectus.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on pages 15 and 16.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Statement Regarding Forward Looking Information

       This prospectus and our filings with the Securities and Exchange Commission (or “SEC”) incorporated by reference in this prospectus include forward-looking statements.  All statements, other than statements of historical facts, included in this prospectus and our filings with the SEC incorporated by reference in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors” beginning on page 7 below that we believe could cause actual results or events to differ materially from the forward-looking statements we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Our Business

        Host America Corporation consists of three principal operating divisions:  Host Business Dining, Lindley Food Service and SelectForce.  Lindley Food Service and SelectForce conduct their operations through entities which are wholly-owned subsidiaries of Host.  Host Business Dining is a contract food management organization that specializes in providing full service corporate dining, and such ancillary services as special event catering, and vending and office coffee products to business and industry accounts located in Connecticut, New York, New Hampshire, New Jersey, Massachusetts, Rhode Island and Texas.  Our Lindley Food Service subsidiary provides fresh, unitized meals for governmental programs, such as senior nutrition programs, Head Start programs, school breakfast and summer school programs, primarily under fixed-price contracts in Connecticut, Florida, Indiana, Massachusetts, Rhode Island and Texas.  Our SelectForce subsidiary is a regional employment and drug screening company offering criminal histories, motor vehicle reports, workers compensation records, verification of education and social security numbers, credit reports and previous employment verification.  SelectForce is able to provide its services to clients throughout the United States and currently has clients in Connecticut, Colorado, Oklahoma, Texas, Missouri, New Mexico, Kansas and Arkansas.

       Our principal executive offices are located at Two Broadway, Hamden, Connecticut 06518 and our telephone number is (203) 248-4100.

History

       We were formed as a Delaware corporation on February 6, 1986 under the name University Dining Services, Inc.  Our initial business strategy was to provide food service to colleges and preparatory schools in the New England area.  After several years, we determined it was more profitable to concentrate on larger, more densely populated customer bases.  Accordingly, in 1992, we became a full service food management company providing employee dining and special events catering to large office complexes.

       In February 1988, we conducted an initial public offering and sold 5,000,000 shares of our common stock to the general public.  In February 1998, we affected a 100 to 1 reverse stock split of our then outstanding shares.  To insure continuity of management, in March 1998, we issued 700,000 shares of Series A preferred stock to our officers and directors.  In addition, we entered into five (5) year employment agreements with our founders and executive officers, Geoffrey W. Ramsey and David J. Murphy.

       On July 21, 1998, we completed a public offering of 1,000,000 shares of our common stock and 1,150,000 common stock purchase warrants.  We received net proceeds of $3,782,917 from the sale. We utilized the proceeds of the offering for sales and marketing, product development, acquisitions and working capital.

       On April 30, 1999, we filed Articles of Merger with the State of Colorado merging Host Delaware into Host Colorado and Host Delaware ceased to exist as of that date.  We changed our corporate domicile to reduce the amount of franchise tax required in the State of Delaware.

       On July 31, 2000, we purchased all of the issued and outstanding shares of Lindley Food Service Corporation of Bridgeport, Connecticut, resulting in a total purchase price, including acquisition costs, of approximately $6,116,000.  Host paid approximately $3.7 million in cash and issued 198,122 shares of its “restricted” common stock.  The acquisition was partially financed by a $2,500,000 five-year term loan.  Lindley is engaged in the preparation and sale of fresh and frozen unitized meals for senior food programs, school lunches, and various governmental programs, under fixed-price contracts.  Unitized meals allow our clients to contain costs and ensure high quality nutritional standards.  Lindley is the single largest provider of fresh, unitized meals in Connecticut.  Mr. Mark Cerreta and Mr. Gilbert Rossomando, senior management of Lindley, became part of our management team pursuant to four-year employment agreements.  Mr. Gilbert Rossomando was appointed to our board of directors in July 2000.

       On March 28, 2002, we acquired all of the outstanding shares of SelectForce, Inc. pursuant to a merger agreement dated October 26, 2001, as modified by an amendment agreement dated December 19, 2001.  In consideration for the acquisition of SelectForce, we issued a total of 700,000 shares of Host “restricted” common stock to the SelectForce shareholders.  This transaction was approved by our shareholders at our annual meeting which was held on March 28, 2002, and SelectForce now operates as a wholly-owned subsidiary of Host.  We believe that we will be able to expand SelectForce’s customer base by offering the services to Host’s food service clients and marketing the services to potential clients as an additional service offering.  In connection with our acquisition of SelectForce, we entered into a non-competition and employment agreement with SelectForce’s president, Tammi Didlot.  Pursuant to that agreement, Ms. Didlot will be employed for a term of four years as the President of our SelectForce subsidiary, and she will not compete with our business for one year from the termination of her employment agreement, whichever is longer.  Ms. Didlot has also been elected to our board of directors.

Recent Developments

       On July 21, 2003, 700,000 shares of the Host’s Series A preferred stock was converted by present and a past director into 700,000 shares of common stock in accordance with the preferred stock’s provision to automatically convert into common stock five years from its issuance date of July 21, 1998.

       On July 31, 2003, Host entered into a Modification and Reaffirmation Agreement with its bank that modified the First Amended and Restated Commercial Loan and Security Agreement dated April 5, 2002.  Pursuant to the Modification Agreement, the bank agreed to extend the maturity date of Host’s revolving line of credit and term note to July 1, 2004.  In addition, the bank agreed to restore Host’s ability to draw standby letters of credit, in an aggregate amount not to exceed $143,550, as collateral on performance bonds for certain senior feeding programs.  Host will pay the bank a fee of two percent per annum of the face amount of each letter of credit issued by the bank.  The Modification Agreement also modified the interest rate on the term note from 9.77% to a variable rate of prime plus 1.5%.

       On August 1, 2003, Host opened three new corporate dining locations.  One was for Stolt-Nielson Transportation Group in Houston, Texas.  The opening of this facility provides Host with an opportunity to pursue additional corporate business dining accounts in the southwest region of the country. The other openings took place at two additional Pitney Bowes locations in Stamford, CT.

       On August 5, 2003, the Board of Directors of Host authorized and approved the designation, issuance and sale of Series B convertible preferred stock, a newly created series of Host’s preferred stock.  On August 11, 2003, Host privately offered and sold 266,667 shares of the Series B convertible preferred stock to an individual investor for an aggregate purchase price of $400,000, or $1.50 per share.  The Series B stock has various preferences and conversion rights, including the right to receive a cumulative distribution at the rate of 8% per share per annum, payable semi-annually on or before the day of Host’s fiscal quarters ending December 31st and June 30th.  Furthermore, the Series B stock is convertible for a period of 5 years from the issue date into shares of Host’s common stock according to the conversion ratio set forth in the Articles of Amendment to the Articles of Incorporation of Host, which were filed with the Colorado Secretary of State on August 11, 2003.  The Articles of Amendment also set forth the other preferences, conversion and other rights, voting powers, limitations as to distributions and qualifications of the Series B stock.

        In September 2003, Messrs. Rossomando and Cerreta, the President and Executive Vice President of our Lindley subsidiary, notified us that they would be electing to exercise a portion of their earnings interest in the Lindley profits, which they are entitled to pursuant to the share purchase agreement between Host and Lindley.  Host will pay to Messrs. Rossomando and Cerreta, in the aggregate, $141,600.  Host and Messrs. Rossomando and Cerreta are currently in the process of negotiating the payment terms.  Amounts due to Messrs. Rossomando and Cerreta in conjunction with the Earnout EBITA, which totaled $248,700 and $231,100 as of June 30, 2003 and 2002, respectively, is considered to be additional purchase price and therefore has been recorded as goodwill and is reflected as a component of accrued expense in the consolidated balance sheets.  The Company is repaying this obligation in monthly installments of $10,000 plus 12% interest.

        On September 24, 2003, Host entered into a merger agreement with Host Acquisition Corporation (“HAC”) and GlobalNet Energy Investors, Inc. of Carrollton, Texas.  Pursuant to the agreement and subject to shareholder approval, GlobalNet will merge with HAC, a wholly-owned subsidiary of Host organized for the purposes of the merger. GlobalNet, as the surviving corporation, will become a wholly-owned subsidiary of Host.  GlobalNet shareholders will receive, in the aggregate, 250,000 shares of Host’s “restricted” common stock in exchange for their outstanding GlobalNet common stock.  In addition, Host will be required to issue additional shares of its “restricted” common stock through March 31, 2007 to the GlobalNet shareholders if GlobalNet achieves certain performance goals as defined in the merger agreement.  The agreement further contains numerous representations, warranties and covenants by the parties, including the allocation to GlobalNet, on an as received basis, of 80% of the net proceeds from the exercise of Host’s 1,150,000 warrants, exercisable at $5.50 per warrant, that are currently publicly traded under the NASDQ symbol “CAFEW.”  Prior to exercise of these warrants, Host will file a post-effective amendment to its Registration Statement (SEC Registration No. 333-50673).  The agreement also provides that Host will enter into an employment agreement with Eric Barger, the President of GlobalNet for a term of three and one half (3½) years and provides that the GlobalNet shareholders will have the right to appoint two (2) Class III directors to Host’s Board of Directors to serve three (3) year terms.  The agreement is subject to shareholder approval and the filing of a definitive proxy statement with the Securities and Exchange Commission in connection with the annual meeting of shareholders.  The transaction is expected to be completed and the closing to occur in the second or third quarter of Host’s fiscal year.  A copy of the Merger Agreement is attached as an Exhibit to Host’s Form 8-K filed on September 25, 2003.

       GlobalNet is a development stage Texas corporation formed for the purpose of manufacturing, marketing and selling energy saving products and technology.  GlobalNet’s initial product was developed by its President, Eric Barger, and an affiliated company, Energy N Sync, Inc. (“ENS”) and consists of a computerized controller capable of reducing energy consumption on inductive loads and a majority of lighting systems.  GlobalNet believes that its products will afford large and small businesses significant savings in their energy use, including existing clients of Host.  To date, GlobalNet’s activities have been limited to product development and forming a manufacturing and distribution plan through its relationship with ENS.  GlobalNet has limited assets and has funded its operations to date by shareholder investments and other loans of approximately $750,000.  After completion of the merger with GlobalNet, Host intends to introduce GlobalNet’s products and technology to its major corporate dining accounts.

Risk Factors

       An investment in the common stock being offered is very risky.  The risks described below are not the only ones that we face.  Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to Host Generally

Any acquisitions that Host undertakes could be difficult to integrate and could disrupt its business, dilute shareholder value and adversely affect Host’s operations.

        A component of Host’s strategy is to pursue acquisitions of other businesses.  There can be no assurance, however, that Host will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into Host’s food service operations.  In addition, acquisitions by Host are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses.  There can be no assurance that Host’s historic or future acquisitions will not have an adverse impact on Host’s business, financial condition or results of operations.  If suitable opportunities arise, Host anticipates that it would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing.  There can be no assurance that such debt or equity financing would be available to Host on acceptable terms when, and if, suitable strategic opportunities arise.  If Host were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, shareholders of Host could suffer a significant dilution of their interests in Host.

Government regulations could adversely affect Host’s business.

       Host’s business is subject to various governmental regulations incidental to its operations, such as environmental, employment, and safety regulations.  In addition, Host is subject to state health department regulations and yearly inspections.  Food service operations at the various locations are subject to sanitation and safety standards, and state and local licensing of the sale of food products.  Cost of compliance with these various regulations is not material.  However, there can be no assurance that additional federal and state legislation or changes in the regulatory environment will not limit the activities of Host in the future or increase the cost of regulatory compliance.

Effective control by current officers and directors and significant sales by officers and directors could have a negative impact on share price.

        Host’s current officers, directors and family members beneficially own approximately 42% of the total voting stock outstanding, including options for common stock such individuals may have the right to exercise.  Host’s Articles of Incorporation do not authorize cumulative voting in the election of directors and as a result, Host’s officers and directors currently are, and in the foreseeable future will continue to be, in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of directors.  In addition, based on the large number of shares currently owned by management, any sales of significant amounts of shares by Host’s officers and directors, or the prospect of such sales, could adversely affect the market price of Host’s common stock.  These individuals, if and when they sell their shares, are subject to the volume limitations imposed by Rule 144 with respect to sales by affiliates.

Host does not anticipate payment of dividends and shareholders are wholly dependent upon the market for the common stock to realize economic benefit.

        Host has paid no cash dividends on its common stock and has no present intention of paying cash dividends in the foreseeable future.  It is the present policy of the board of directors to retain all earnings to provide for the growth of Host.  Payment of cash dividends in the future will depend, among other things, upon Host’s future earnings, requirements for capital improvements, the operating and financial conditions of Host and other factors deemed relevant by the board of directors.

Historically Host’s stock price has been volatile, which may make it more difficult to resell shares at prices that are attractive.

        The trading price of Host’s common stock and warrants has been and may continue to be subject to wide fluctuations.  Host’s stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of management innovations or new customer accounts, acquisitions by Host or its competitors, changes to financial estimates, recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in Host’s markets.  In addition, the stock market in general, and the market prices for related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Host’s stock, regardless of its operating performance.

Anti-takeover provisions could make it more difficult for a third party to acquire Host even if it is in the best interests of Host’s shareholders.

        Host’s board of directors has the authority to issue up to an additional 1,733,333 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders.  The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Host without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.  Host has no present plans to issue additional shares of preferred stock.  Further, certain provisions of Host’s charter documents, including provisions eliminating the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Host.  In addition, Host’s charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our board of directors.

If Host common stock becomes subject to “penny stock” regulations, Securities and Exchange Commission regulations may impose significant limitations on the ability of broker-dealers to enter trades in its common stock.

        If Host’s securities were delisted from Nasdaq, and no other exclusion from the definition of a “penny stock” under applicable Securities and Exchange Commission regulations was available, such securities would be subject to the penny stock rules. A “penny stock” is defined as a stock that has a price of $5.00 or less.  The rules relating to “penny stocks” impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse).  For example, the broker-dealer must deliver to its customer prior to effectuating any transaction, a risk disclosure document which sets forth information as to the risks associated with “penny stocks,” information as to the salesperson, information as to the bid and ask prices of the “penny stock,” the importance of the bid and ask prices to the purchaser, and investor’s rights and remedies if the investor believes he/she has been defrauded.  Also, the broker-dealer must disclose to the purchaser its aggregate commission received on the transaction, current quotations for the securities and monthly statements which provide information as to market and price information. In addition, for transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser’s written consent to the transaction prior to sale.  Consequently, delisting from Nasdaq, if it were to occur, could affect the ability of broker-dealers to sell Host’s securities.

Risks Relating to Host’s Food Service Operations

Host’s success depends on its ability to retain and renew existing client contracts.

        Host’s success depends on its ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts.  Certain of Host Business Dining’s corporate dining contracts representing approximately 20% of Host’s annual sales are from two major customers.  There can be no assurance that Host will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable.  Host’s failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on Host’s business, financial condition and results of operations.

Host may not be reimbursed for investment in a client’s facility.

        Typically Host is required to make capital improvements to a client’s facility at the start of a contract to secure an account.  Historically, Host has funded these expenditures from cash flow and short-term borrowings.  To the extent Host is unable to be reimbursed for a part of these costs or enter into long-term contracts or is unable to retain existing clients, Host could experience short-term cash flow problems or be required to seek additional outside financing.  Additional financing may not be available on favorable terms or at all.

Host may lose customers if building owners fail to retain tenants.

        Some of Host Business Dining’s customers consist of tenants in large office complexes and buildings in the northeastern United States.  Accordingly, Host is dependent on the building owners to attract and retain quality tenants by offering competitive rental rates, favorable locations and adequate maintenance services.  To the extent these entities fail to provide a favorable rental atmosphere and retain existing tenants, Host may lose customers, revenues, and potentially a food service contract irrespective of the quality of its food service facility.  If Host were to lose customers due to building vacancies, it could have an adverse material effect on Host’s operations and financial condition.

Fluctuating food prices and shortages may affect the quality and variety of food Host is able to offer at a given location.

        Host is subject to fluctuating food prices and availability of certain food items which varies by location.  Although Host’s contracts with its clients allow for certain adjustments due to rising prices over a specified period of time, often times Host must take a reduced margin to insure the availability of certain required food groups and avoid customer dissatisfaction.  Although most shortages last only a short period of time, shortages in certain items may adversely affect the quality and variety of food offered at a given location.  Host attempts to anticipate shortages by centralized buying for its various locations, by placing large orders with reliable suppliers and following trends in product availability and price.

Host depends upon its key personnel and may experience difficulty attracting and retaining key employees.

        Host’s future success depends to a significant extent on the efforts and abilities of its executive officers, Geoffrey W. Ramsey and David J. Murphy and the services of Lindley’s executive officers, Gilbert Rossomando and Mark Cerreta.  Although Host has employment agreements with these individuals, the loss of the services of these individuals could have a material adverse effect on Host’s business, financial condition and results of operations. Host believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial personnel.  Competition for such personnel is intense, and there can be no assurance that Host will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably.  Host obtained a $1,000,000 key man life insurance policy on Messrs. Ramsey, Murphy, Rossomando and Cerreta of which Host is the beneficiary.

Host may be unable to hire and train a sufficient number of qualified workers to satisfy customer requirements.

        From time to time, Host must hire and train a number of qualified food service managers and temporary workers to provide food service at a new corporate location or scheduled events at other locations.  Host may encounter difficulty in hiring sufficient numbers of qualified individuals to staff these events, which could have a material adverse effect on its business, financial condition and results of operations.

Host may fail to compete effectively in its market.

        Host encounters significant competition in each area of the contract food service market in which it operates.  Certain of Host’s competitors compete with Host on both a national and local basis and have significantly greater financial and other resources than Host.  Competition may result in price reductions, decreased gross margins and loss of market share.  In addition, existing or potential clients may elect to “self operate” their food service, thereby eliminating the opportunity for Host to compete for the account.  There can be no assurance that Host will be able to compete successfully in the future or that competition will not have a material adverse effect on Host’s business, financial condition or results of operations.

Risks Relating to Pre-Employment Screening Operations

SelectForce does not have any long-term agreements with its clients and its future success is dependent on repeat business and obtaining new clients.

        SelectForce’s success depends on attracting and retaining clients.  Although SelectForce has client agreements, it does not have contracts, and as such depends on fluctuating demand for its services.  There can be no assurance that SelectForce will be able to retain existing clients or attract new clients.  SelectForce’s failure to retain existing clients or attract new clients could have a material adverse effect on SelectForce’s future profitability.

SelectForce is dependent on its access to government records, which could be limited or prevented by various government regulation.

        SelectForce obtains much of the background information requested by its clients from public databases at the federal, state and local level.  Access and use of this information is subject to various rules, laws and guidelines.  Any significant changes in these rules, laws or guidelines could have a material adverse effect on SelectForce’s operations and limit its ability to conduct its operations.

SelectForce competes with numerous companies, including its potential clients, many of which have greater financial and other resources than those of SelectForce.

        SelectForce encounters significant competition in each area of the pre-employment screening market in which it operates.  Many of SelectForce’s competitors have significantly greater financial and other resources than SelectForce.  Competition may result in price reductions, decreased gross margins and loss of market share.  In addition, existing or potential clients may elect to perform their own background investigations, thereby eliminating SelectForce’s opportunity to provide its services. In addition, technological advances including database management and the internet, may result in significant changes to how SelectForce performs and delivers its services, and could result in increased competition and/or decreased demand for its services.  Furthermore, SelectForce’s ability to compete could be adversely impacted if it is unable to pass price increases on to customers or if its information costs increase.  There can be no assurance that SelectForce will be able to compete successfully in the future, or that technological changes and competition will not have a material adverse effect on SelectForce’s business.

SelectForce depends upon its key personnel and may experience difficulty if it fails to retain such personnel.

        SelectForce’s future success depends to a significant extent on the efforts and abilities of its President, Tammi Didlot and Operations Manager, Cheryl York.  Although SelectForce has an employment agreement with Tammi Didlot and has good relations with Ms. York, the loss of the services of these individuals could have a material adverse effect on SelectForce’s business, financial condition and results of operations.

Use of Proceeds

       We will not receive any proceeds from the sale of shares of our common stock offered under this prospectus.  However, we may receive proceeds of up to $1,015,246 from the exercise of warrants by the selling shareholders, which proceeds will be used for general corporate purposes.  We will pay the costs relating to the registration of these shares, which we estimate to be $16,278.39.

Selling Shareholders

       We are registering for offer and sale by the applicable holders up to 450,412 shares of common stock issuable upon the exercise of outstanding warrants.

       The selling shareholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the Securities Act.

       None of the selling shareholders and their principals has held a position or office, or has any other material relationship, with us, except as follows.  Geoffrey Ramsey is our President, Chief Executive Officer and a director; David Murphy is our Executive Vice President, Chief Financial Officer and a director; Patrick Healy is a director; and Roger Lockhart is a beneficial owner of over 10% of our voting stock.

       All of the selling shareholders’ shares covered by this prospectus will become tradable upon conversion on the effective date of the registration statement of which this prospectus is a part.

       Based on information provided to us by the selling shareholders, the following table sets forth ownership and registration information regarding the shares held by the selling shareholders.

 Common Stock Owned
 After Offering is Complete

 Name of Selling Shareholder

 Number of
 Shares of
 Common
 Stock
 Owned Before
 Offering(1)

 Number of
 Shares of
 Common
 Stock
 Offered(2)

 Number of
 Shares(1)(2)

 Percentage(1)(2)

 Mike J. Addington

   76,728

   7,080

   69,648

 2.37%

 Anthony J. Albano

   21,830

   7,080

   14,750

 *

 Esther M. Biller

   21,280

   7,080

   14,200

 *

 Johnny R. Brooks

   26,267

   7,080

   19,187

 *

 John D. Carey

   14,092

   7,080

     7,012

 *

 Michael F. Daddona, Jr.

   82,080

 32,080

   50,000

 1.70%

 Lauren D. Dedeaux

     7,080

   7,080

            0

 -

 Patricia J. Downing

   13,080

   7,080

     6,000

 *

 George H. Gregory

     7,080

   7,080

            0

 -

 Margaret M. Healy

     7,080

   7,080

            0

 -

 Patrick J. Healy

   15,160

 14,160

     1,000

 *

 C. Michael Horton

   45,210

 21,852

   23,358

 *

 Robert L. Hudspeth

   25,680

   7,080

   18,600

 *

 Davina S. Lockhart

 125,546

 35,400

   90,146

 3.07%

 Roger Lockhart

 365,904

 63,720

 302,184

 10.29%

 Susan L. Mason

   16,046

   3,540

   12,506

 *

 Joseph B. McCarthy

     7,080

   7,080

            0

 -

 Robert H. Meinders

   64,320

 28,320

   36,000

 1.23%

 David J. Murphy

 249,180

   7,080

 242,100

 8.25%

 Glenna C. Norman

   14,496

   3,540

   10,956

 *

 Geoffrey W. Ramsey

 253,930

   7,080

 246,850

 8.41%

 Helen L. Ramsey

     8,080

   7,080

     1,000

 *

 Thomas F. Ramsey

     7,080

   7,080

            0

 -

 Donna C. Richardson

     7,580

   7,080

        500

 *

 Julia L. Staples

 22,755

   7,080

   15,675

 *

 William T. Thomas

     7,080

   7,080

            0

 -

 Norena P. Walker

 178,455

 84,960

   93,495

 3.18%

 William K. Walker

   28,320

 28,320

            0

 -

 M. David Wood

     7,080

   7,080

            0

 -

____________________

 *

 Less than one percent.

 (1)

 Does not include outstanding preferred stock or shares of common stock that could be issued upon exercise of outstanding options or warrants, other than those being registered in this offering.

 (2)

We do not know when or in what amounts a selling shareholder may offer shares for sale.  The selling shareholder might not sell any or all of the shares offered by this prospectus.  Because the selling shareholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Plan Of Distribution

       The shares being offered by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

 C

 on the Nasdaq Small Cap Market or on such other market on which the common stock may from time to time be trading;

 C

 in privately-negotiated transactions;

 C

 through the writing of options on the shares;

 C

 short sales; or

 C

 any combination thereof.

            The sale price to the public may be:

 C

 the market price prevailing at the time of sale;

 C

 a price related to such prevailing market price;

 C

 at negotiated prices; or

 C

 such other price as the selling shareholders determine from time to time.

       The shares may also be sold pursuant to Rule 144. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

       The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers.  These broker-dealers may be compensated with discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both.  The compensation as to a particular broker-dealer might be greater than customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  The selling shareholders may sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the then market price.  The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders.  The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or “Exchange Act”) or the rules and regulations under such acts.

       The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.  If a selling shareholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

       The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person.
Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

Experts

       The financial statements incorporated in this prospectus by reference from our annual report on Form 10-KSB have been audited by Carlin, Charron & Rosen, LLP and DiSanto Bertoline
& Company, P.C., independent auditors, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

Legal Opinions

       The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado.

Where You Can Find More Information

       We file reports, proxy statements and other information with the SEC.  Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

       Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy statements and other information regarding our company.  The address of this website is http://www.sec.gov.

       We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock covered by this prospectus.  This document constitutes the prospectus of Host filed as part of that registration statement.  This document does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC.  You may inspect and copy the registration statement at any of the addresses listed above.

       Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus.  Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement.  You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by
Reference.”

Incorporation of Certain Documents by Reference

       The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  Information filed with the SEC after the date of this prospectus will automatically update and supersede this information.  The following documents filed with the SEC are incorporated by reference.

 1.

 The Company’s Annual Report on Form 10-KSB for the year ended June 30, 2003, as filed with the Commission on September 29, 2003;

 2.

The Company’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003 as filed with the Commission on November 19, 2002, February 14, 2003 and May 15, 2003, respectively;

 3.

The Company’s Current Reports on Form 8-K and Form 8-K/A, as filed with the Commission on October 17, 2002, October 25, 2002, April 11, 2003, May 6, 2003, August 6, 2003, August 7, 2003,
August 13, 2003 and September 25, 2003;

 4.

The description of the common stock that is contained in the Company’s registration statement on Amendment No. 2 to Form 8-A filed with the Commission on July 16, 1998, including any amendment or report filed for the purposes of updating the description; and

 5.

 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (1) above.

       We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference.  You may request a copy by writing or telephoning Geoffrey W. Ramsey, Two Broadway, Hamden, Connecticut 06518 (telephone 203-248-4100).

       You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of the date other than the date on the front of those documents.